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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          WATSON PHARMACEUTICALS, INC.



              Nevada                                    95-3872914
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


  311 Bonnie Circle, Corona California                    91720
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(Address of principal executive offices)                (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered
         -------------------                      ------------------------------
   Common Stock, $0.0033 Par Value                   New York Stock Exchange


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The holders of Watson Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Watson Common Stock are entitled to receive such dividends as may lawfully be declared by the Watson Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Watson Common Stock. The holders of Watson Common Stock are entitled to share ratably in Watson's assets remaining after payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of Watson. The holders of Watson Common Stock have no preemptive rights. There are no conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Watson Common Stock.

         The Watson Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Watson stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Watson without further action by the stockholders and may adversely affect the voting and other rights of the holders of Watson Common Stock. At present, there are no shares of Preferred Stock issued or outstanding.

ITEM 2.  EXHIBITS

         1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: August 22, 1997                    WATSON PHARMACEUTICALS, INC.


                                         By:
                                            --------------------------------
                                            Allen Chao, Ph.D.
                                            Chairman and Chief Executive Officer


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                                 August 22, 1997

                                                                       VIA EDGAR
                                                                       ---------
Filing Officer
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         RE: FORM 8-A REGISTRATION OF COMMON STOCK, $0.0033 PAR VALUE PURSUANT TO SECTION 12(b)

Ladies and Gentlemen:

         Attached please find a Form 8-A registration for Watson
Pharmaceuticals, Inc. Common Stock. This registration is being made as part of Watson's move from listing its Common Stock on NASDAQ to listing on the New York Stock Exchange.

         In addition, please consider this a request for acceleration. It is my understanding that the registration will not be effective until the Commission has been notified by the New York Stock Exchange that Watson Pharmaceuticals, Inc. securities have been approved by the Exchange for listing and registration. We presently expect that to occur on or about September 18, 1997.

         Please feel free to contact me at (909) 270-1400 with any questions. Thank you.


                                                    Sincerely,

                                                    WATSON PHARMACEUTICALS, INC.


                                                    ----------------------------
                                                    Allen Chao, Ph.D.
                                                    Chairman and Chief
                                                    Executive Officer


cc: New York Stock Exchange
    (one manually signed copy
    via Federal Express)